Exhibit 23.1

CONSENT OF BURR PILGER MAYER, INC., INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-105862) of Micrel, Incorporated of our report dated June 27, 2012, with respect to the Statement of Net Assets Available for Benefits of the Micrel Inc. 401(k) Plan as of December 31, 2011 and 2010, and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2011, and the related supplemental schedule of Schedule H, line 4i – Schedule of Net Assets (Held At End of Year) as of December 31 2011, which report appears in the December 31, 2011 Annual Report on Form 11-K of the Micrel, Inc. 401(k) Plan.

/s/ Burr Pilger Mayer, Inc.
San Francisco, CA
June 27, 2012